Exhibit 3.45

                            AMENDED AND RESTATED
               LIMITED LIABILITY COMPANY OPERATING AGREEMENT
                                     OF

                              __________, LLC


         THIS AMENDED AND RESTATED LIMITED LIABILITY COMPANY OPERATING AGREEMENT (the "Agreement") of________, LLC (the "Company") dated as of this 23rd day of July, 2001, by_____________, as the sole member of the Company (the "Member").


                                  RECITAL

         The Member has formed the Company as a limited liability company under the laws of the State of Arizona and desires to enter into an amended and restated written agreement, in accordance with the provisions of the Arizona Limited Liability Company Act and any successor statute, as amended from time to time (the "Act"), governing the affairs of the Company and the conduct of its business.


                                 ARTICLE I
                       The Limited Liability Company

         1.1 Formation. The Member has previously formed the Company as a limited liability company pursuant to the provisions of the Act. Articles of organization for the Company (the "Articles of Organization") have been filed with the Corporation Commission of the State of Arizona in conformity with the Act.

         1.2 Name. The name of the Company shall be "________, LLC" and its business shall be carried on in such name with such variations and changes as the Board (as hereinafter defined) shall determine or deem necessary to comply with requirements of the jurisdictions in which the Company's operations are conducted.

         1.3 Business Purpose; Powers. The Company is formed for the purpose of engaging in any lawful business, purpose or activity for which limited liability companies may be formed under the Act. The Company shall possess and may exercise all the powers and privileges granted by the Act or by any other law or by this Agreement, together with any powers incidental thereto, so far as such powers and privileges are necessary or convenient to the conduct, promotion or attainment of the business purposes or activities of the Company.

         1.4 Registered Office and Agent. The location of the registered office of the Company shall be 3225 N. Central Avenue, Phoenix, Arizona 85012. The Company's Registered Agent at such address shall be CT
Corporation System.

         1.5 Term. Subject to the provisions of Article 6 below, the Company shall have perpetual existence.


                                ARTICLE II
                                The Member

         2.1 The Member. The name and address of the Member is as follows:

         Name                                          Address

         ________________                   110 SE 6th Street, 20th Floor
                                            Ft. Lauderdale, Florida


         2.2 Actions by the Member; Meetings. The Member may approve a matter or take any action at a meeting or without a meeting by the written consent of the Member. Meetings of the Member may be called at any time by the Member.

         2.3 Liability of the Member. All debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and the Member shall not be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a member.

         2.4 Power to Bind the Company. The Member (acting in its capacity as such) shall have the authority to bind the Company to any third party with respect to any matter.

         2.5 Admission of Members. New members shall be admitted only upon the approval of the Member.



                                ARTICLE III
                                 The Board

         3.1 Management By Board of Managers.

            (a) Subject to such matters which are expressly reserved hereunder or under the Act to the Member for decision, the business and affairs of the Company shall be managed by a board of managers (the "Board"), which shall be responsible for policy setting, approving the overall direction of the Company and making all decisions affecting the business and affairs of the Company. The Board shall consist of at least one (1) individual (the "Managers"), the exact number of Managers to be determined from time to time by resolution of the Member. The initial Board shall consist of 2 members, who shall be manager and manager.

            (b) Each Manager shall be elected by the Member and shall serve until his or her successor has been duly elected and qualified, or until his or her earlier removal, resignation, death or disability. The Member may remove any Manager from the Board or from any other capacity with the Company at any time, with or without cause. A Manager may resign at any time upon written notice to the Board.

            (c) Any vacancy occurring on the Board as a result of the resignation, removal, death or disability of a Manager or an increase in the size of the Board shall be filled by the Member. A Manager chosen to fill a vacancy resulting from the resignation, removal, death or disability of a Manager shall serve the unexpired term of his or her predecessor in office.

         3.2 Action By the Board.

            (a) All actions of the Board shall require the affirmative vote of a majority of the Managers.

            (b) Meetings of the Board may be conducted in person or by conference telephone facilities. Any action required or permitted to be taken at any meeting of the Board may be taken without a meeting if such number of Managers sufficient to approve such action pursuant to the terms of this Agreement consent thereto in writing.

         3.3 Power to Bind Company. None of the Managers (acting in their capacity as such) shall have authority to bind the Company to any third party with respect to any matter unless the Board shall have approved such matter and authorized such Manager(s) to bind the Company with respect thereto.

         3.4 Officers and Related Persons. The Board shall have the authority to appoint and terminate officers of the Company and retain and terminate employees, agents and consultants of the Company and to delegate such duties to any such officers, employees, agents and consultants as the Board deems appropriate, including the power, acting individually or jointly, to represent and bind the Company in all matters, in accordance with the scope of their respective duties.


                                ARTICLE IV
                    Capital Structure and Contributions

         4.1 Capital Structure. The capital structure of the Company shall consist of one class of common interests (the "Common Interests"). All Common Interests shall be identical with each other in every respect. Initially, the Member shall own all of the Common Interests issued and outstanding.

         4.2 Capital Contributions. From time to time, the Board may determine that the Company requires capital and may request the Member to make capital contribution(s) in an amount determined by the Board. A capital account shall be maintained for the Member, to which contributions and profits shall be credited and against which distributions and losses shall be charged.


                                 ARTICLE V
                     Profits, Losses and Distributions

         5.1 Profits and Losses. For financial accounting and tax purposes, the Company's net profits or net losses shall be determined on an annual basis in accordance with the manner determined by the Board. In each year, profits and losses shall be allocated entirely to the Member.

         5.2 Distributions. The Board shall determine profits available for distribution and the amount, if any, to be distributed to the Member, and shall authorize and distribute on the Common Interests, the determined amount when, as and if declared by the Board. The distributions of the Company shall be allocated entirely to the Member.



                                ARTICLE VI
                           Events of Dissolution

         The Company shall be dissolved upon the occurrence of any of the following events (each, an "Event of Dissolution"):

         (a) The Member votes for dissolution;

         (b) A judgment of dissolution of the Company under Section 29-785 of the Act; or

         (c) An administrative dissolution of the Company under Section 29-786 of the Act.


                                ARTICLE VII
                    Transfer of Interests in the Company

         The Member may sell, assign, transfer, convey, gift, exchange or otherwise dispose of any or all of its Common Interests and, upon receipt by the Company of a written agreement by the person or business entity to whom such Common Interests are to be transferred agreeing to be bound by the terms of this Agreement, such person shall be admitted as a member.


                               ARTICLE VIII
                               Miscellaneous

         8.1 Amendments. Amendments to this Agreement and to the Articles of Organization shall be approved in writing by the Member. An amendment shall become effective as of the date specified in the approval of the Member or if none is specified as of the date of such approval or as otherwise provided in the Act.

         8.2 Severability. If any provision of this Agreement is held to be invalid or unenforceable for any reason, such provision shall be ineffective to the extent of such invalidity or unenforceability; provided, however, that the remaining provisions will continue in full force without being impaired or invalidated in any way unless such invalid or unenforceable provision or clause shall be so significant as to materially affect the expectations of the Member regarding this Agreement. Otherwise, any invalid or unenforceable provision shall be replaced by the Member with a valid provision which most closely approximates the intent and economic effect of the invalid or unenforceable provision.

         8.3 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Arizona without regard to the principles of conflicts of laws thereof.

         8.4 Limited Liability Company. The Member intends to form a limited liability company and does not intend to form a partnership under the laws of the State of Arizona or any other laws.